Exhibit 10.2

Date ________________

Re:    Executive Change of Control Plan

Dear ________________:
At its recent meeting, the Compensation and Organization Committee of Board of Directors of Avista Corporation (the “Committee”) took certain actions regarding compensation and benefits, including severance payments, that may become payable to officers following the occurrence of a change of control of Avista Corporation (“Company”). Those actions include:

1.	Effective January 1, 2020, the Company will no longer enter into individual Change of Control Agreements (“CIC Agreements”) with any officer of the Company; and

2.	Approval of an Executive Change of Control Plan (“Plan”) that becomes effective January 1, 2020.

Based on the terms of the Plan, the Board, in its sole discretion, determines which officers of the Company may participate in the Plan. The Board has decided that it will offer participation in the Plan to officers of the Company who are not subject to an existing change of control agreement as of the date their participation in the Plan is to commence.

The Board has also determined that an officer with an existing CIC Agreement (an “Identified Officer”) may become a participant in the Plan if he or she cancels the existing CIC Agreement. In consideration for an Identified Officer cancelling his or her CIC Agreement, effective December 31, 2019, the Company will pay such Identified Officer seventy-five thousand dollars ($75,000.00) in a lump sum (subject to applicable tax and other withholdings) as soon as administratively possible after receipt by the Company of a signed Notice of Participation that will accompany the copy of the Plan that will be provided to you (“Notice of Participation”). This offer will remain valid from December 1, 2019 to December 30, 2019.

You have been determined by the Board to be an Identified Officer to whom the Board desires to offer participation in the Plan. In order to assist you with your decision process, please find attached a copy of the Plan, to which the Notice of Participation is attached. If you have any questions regarding your CIC Agreement, the Plan, the Notice of Participation or this letter please contact Bryan Cox at bryan.cox@avistacorp.com or at 509-495-8305.

If you decide to submit a Notice of Participation, you should return a signed copy of the Notice of Participation to Bryan Cox , MSC ___. If you do not timely submit a Notice of Participation, your CIC Agreement will remain in effect, you will not receive the $75,000 payment and you will not be eligible to participate in the Plan.

Sincerely,

Dennis Vermillion
President and Chief Executive Officer

Encl.